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                                                                     EXHIBIT 8.1
                                   FREEHILL
                                   --------
                                  HOLLINGDALE
                                  -----------
                                    & PAGE
                                    ------

4 June 1998

                                                       Our ref  Rick Narev
                                                       Phone    02 9225 5604
                                                       File no  1811824
                                                       Doc no   SYDCA/97276000.8

Barbeques Galore Limited
327 Chisholm Road
AUBURN NSW 2144


Ladies and Gentlemen:

We have acted as Australian counsel to Barbeques Galore Limited (the COMPANY) in connection with the proposed offering, which is not being underwritten, of up to 1,044,845 American Depositary Shares (RESALE ADSS), each representing one ordinary share (ORDINARY SHARE) of the Company. The Resale ADSs are evidenced by American Depositary Receipts (ADRS). The Ordinary Shares, the Resale ADSs and the ADRs are described in the registration statement on Form F-1 (as amended, the REGISTRATION STATEMENT). (Capitalised terms used herein that are not otherwise defined herein have the meaning assigned to such terms in the Registration Statement.)

The Prospectus constituting part of the Registration Statement contains a section entitled "Certain Tax Considerations--Australian Taxation" (SUMMARY).

In rendering the opinion set forth in the Summary, we have:

(a) relied upon an opinion dated 4 June 1998 from Greenwoods & Freehills Pty Limited, our affiliated taxation practice; and

(b) assumed that the legal relationship between each holder of a Resale ADS and the Depositary is equivalent to a nominee or bare trust relationship.

Based on and subject to the foregoing, we have set forth our opinions as to the material Australian tax consequences of the acquisition, ownership and disposition of the Resale ADSs and Ordinary Shares by US Holders in the Prospectus constituting part of the Registration Statement under the caption "Certain Tax Considerations--Australian Taxation."

We express no opinion as to other tax issues affecting the holders of the Resale ADSs or the other parties to the transactions described in the Registration Statement, nor does our opinion address state, local or foreign tax consequences that may result from such transactions.

Our opinion represents only our best judgment regarding the application of Australian tax laws, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the relevant taxation authorities or the courts, and there is no assurance that the relevant taxation authorities will not successfully assert contrary positions. Furthermore, no assurance can be given that future legislative, judicial decisions or administrative changes, applicable either on a prospective or retroactive basis, might not materially alter our opinion.
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We consent to the use of this opinion for filing as an exhibit to the
Registration Statement and further consent to all references to us in the Registration Statement. Subject to the foregoing sentence, this opinion is given as of the date hereof solely for your benefit and may not be relied upon, circulated, quoted or otherwise referred to for any purpose without our prior written consent.


Yours faithfully
FREEHILL HOLLINGDALE & PAGE
/s/ Rick Narev
RICK NAREV
Partner